UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2017

Hawaiian Telcom Holdco, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34686	16-1710376
(Commission File Number)	(IRS Employer Identification No.)

1177 Bishop Street, Honolulu, Hawaii	96813
(Address of Principal Executive Offices)	(Zip Code)

(808) 546-4511

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On July 9, 2017, Hawaiian Telcom Holdco, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cincinnati Bell Inc., an Ohio corporation (“Parent”), and Twin Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”) each outstanding share of common stock of the Company (other than shares owned by the Company, Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent, and shares whose holders seek appraisal and comply with all related statutory requirements of the General Corporation Law of the State of Delaware) will cease to be outstanding and will be converted into the right to receive any one of the following forms of consideration (in each case without interest and subject to any applicable tax withholding) (the “Merger Consideration”), the type of such Merger Consideration being at the election of the holder thereof: (a) 1.6305 fully paid and nonassessable common shares, par value $0.01 per share, of Parent (the “Parent Common Shares”) (the “Share Consideration”), (b) $0.6522 fully paid and nonassessable Parent Common Shares plus $18.45 in cash (the “Mixed Consideration”), or (c) $30.75 in cash (the “Cash Consideration”). Each holder of such common stock of the Company shall have the right, subject to the terms and conditions of the Merger Agreement, to specify the number of shares of stock with respect to which such holder will receive the Share Consideration, Mixed Consideration or Cash Consideration.  Under the terms and conditions of the Merger Agreement, both the election to receive the Cash Consideration and the election to receive the Share Consideration will be subject to proration and adjustment procedures intended to ensure that the total amount of cash paid, and the total number of Parent Common Shares issued, in the Merger, as a whole, will equal as nearly as practicable the total amount of cash and number of Parent Common Shares that would have been paid and issued if all Company stockholders received the Mixed Consideration.  Each share as to which the holder fails to make an election will be converted into the right to receive the Mixed Consideration.

Upon the consummation of the Merger, (a) restricted stock units granted on or after January 1, 2017 that do not provide for automatic vesting upon the consummation of the Merger (i.e., “double trigger” awards) will each be converted into a time-based restricted stock unit of Parent based on an exchange ratio derived from the Mixed Consideration in accordance with the terms of the Merger Agreement, and (b) all other restricted stock units (which shall all accelerate as a result of the Merger in accordance with their terms) (“Cash-Out RSUs”) will each be converted into the right to receive in respect of each share of common stock of the Company subject to such Cash-Out RSU (i) the Merger Consideration and (ii) a cash payment equal to any accrued dividend equivalents in respect of each such restricted stock unit, each in accordance with the terms of the Merger Agreement. Holders of Cash-Out RSUs will be entitled to elect the Share Consideration, Mixed Consideration or Cash Consideration with respect to each share of common stock of the Company subject to their Cash-Out RSUs. Each share of Company common stock subject to a Cash-Out RSU with respect to which no election is made will receive the Mixed Consideration.

The board of directors of the Company (the “Board”) approved, and declared to be advisable, fair to and in the best interests of the Company’s stockholders, the Merger Agreement and the transactions contemplated thereby, including the Merger. Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special stockholders’ meeting that will be held on a date to be announced. The closing of the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of common stock of the Company (the “Stockholder Approval”).

In addition to the Stockholder Approval condition, consummation of the Merger is subject to various conditions, including (a) the approval of the listing on the New York Stock Exchange of the common shares of Parent issuable as Merger Consideration, (b) the effectiveness of the Form S-4 filed by Parent with the Securities and Exchange Commission (the “SEC”) to register the common shares of Parent issuable as Merger Consideration, (c) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) the receipt of applicable consents, approvals or waivers (or the expiration of applicable waiting periods) from the Federal Communications Commission, state public service or state public utility commissions (including the Public Utilities Commission of the State of Hawaii), and certain governments of localities in connection with the provision of telecommunication and media services, (e) the absence of any order, injunction, law or action by a governmental entity preventing or prohibiting the consummation of the Merger, (f) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers), (g) performance of material obligations in the Merger Agreement in all material respects, and (h) the absence of a material adverse effect on the Company or Parent. Consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains a “no-shop” provision whereby, subject to certain exceptions, the Company will generally be prohibited from (a) directly or indirectly soliciting, initiating or knowingly encouraging, inducing or facilitating, or participating in any discussions or negotiations with respect to, or providing non-public information in connection with, any acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal, (b) withdrawing (or modifying in any manner adverse to Parent), or proposing publicly to withdraw (or to modify in any manner adverse to Parent), the approval or recommendation of the Board that the Company’s stockholders adopt the Merger Agreement, and (c) adopting, recommending or declaring advisable, or proposing publicly to adopt, recommend or declare advisable, any acquisition proposal or agreement relating to an acquisition proposal. The no-shop provision is subject to a “fiduciary out” provision that allows the Company, under certain circumstances and in compliance with certain obligations, to provide non-public information and engage in discussions and negotiations with respect to an acquisition proposal that would reasonably be expected to lead to a superior proposal and, until Stockholder Approval is obtained, to change the recommendation of the Board.  If the Board changes its recommendation, the Company will, unless Parent terminates the Merger Agreement, be required to submit the Merger Agreement to a vote of stockholders at the Company stockholders meeting notwithstanding the Board’s change of recommendation.

The Merger Agreement contains certain termination rights for both the Company and Parent, and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company may be required to pay Parent a termination fee in the amount equal to $11.94 million. In addition, subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by October 9, 2018, subject to possible extension until January 9, 2019 to allow for the completion of certain regulatory approvals or if the Stockholder Approval has not yet been obtained.

The Company has made certain representations, warranties and covenants in the Merger Agreement, including, among others, covenants (a) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, (b) not to engage in certain types of transactions during this period unless agreed to in writing by Parent, (c) to convene and hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approval and (d) to use its reasonable best efforts to obtain certain regulatory approvals.

Concurrently with the execution of the Merger Agreement, Parent and Twin Haven (as defined below) entered into a voting agreement pursuant to which, among other things, Twin Haven agreed to vote in favor of adoption of the Merger Agreement the lesser of (a) 25% of the outstanding shares of common stock of the Company or (b) the total number of shares of common stock of the Company then held by Twin Haven. The voting agreement will terminate on the earlier of (i) the conclusion of the meeting at which the Merger Agreement is submitted to a vote of the Company’s stockholders and at which Twin Haven votes its shares as specified in the voting agreement and (ii) the termination of the Merger Agreement in accordance with its terms. The Company is not a party to such voting agreement.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Investors are not third-party beneficiaries under the Merger Agreement (except for the right of holders of common stock of the Company to receive the Merger Consideration from and after the consummation of the Merger) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference thereto. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Amendments to Nomination, Standstill and Support Agreement

On July 9, 2017, the Company entered into Amendment No. 1 to Nomination, Standstill and Support Agreement (the “Twin Haven Amendment”) with Twin Haven Special Opportunities Fund III, L.P., Twin Haven Special Opportunities Partners III, L.L.C., Twin Haven Special Opportunities Fund IV, L.P., Twin Haven Special Opportunities Partners IV, L.L.C. and Twin Haven Capital Partners, L.L.C. (collectively, “Twin Haven”). The Twin Haven Amendment amends the Nomination, Standstill and Support Agreement, dated as of Mach 14, 2016, to provide that, with respect to the transactions contemplated by the Merger Agreement and Twin Haven’s voting agreement with Parent, (a) the obligation of Twin Haven and its affiliates to vote in accordance with the recommendation of the Board shall apply only with respect to the lesser of (i) all of the voting securities owned by Twin Haven and its affiliates, directly or indirectly, or (ii) the portion of such voting securities equal to not more than 25% of the aggregate voting securities then issued and outstanding, (b) Twin Haven will not be required to vote in accordance with the recommendation of the Board to the extent doing so would violate the terms of its voting agreement with Parent and (c) entry into and compliance with the voting agreement with Parent will not be deemed to violate the terms and conditions of Twin Haven’s Nomination, Standstill and Support Agreement. The Twin Haven Amendment also provides that the Company will reimburse Twin Haven’s reasonable and documented costs and expenses, up to a maximum of $50,000, incurred in connection with entering into the voting agreement with Parent, the Twin Haven Amendment and the transactions contemplated thereby.

A copy of the Twin Haven Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference thereto. The foregoing description of the Twin Haven Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Section 5 — Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective July 9, 2017, in accordance with Section 7.12 of the Amended and Restated Bylaws of the Company (the “Company Bylaws”) and Article V of the Amended and Restated Certificate of Incorporation of the Company, the Board approved an amendment to add a new Article VIII to the Company Bylaws to provide that (a) unless the Company, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring claims, including claims in the right of the Company, (i) that are based upon a violation of a duty by a current or former director, officer or stockholder in such capacity, or (ii) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if such court would have jurisdiction, the United States District Court for the district of Delaware), and (b) any current or former stockholder (including any current or former beneficial owner) that files an action, within the scope described in clauses (a)(i) and (a)(ii) above, in any court other than those designated in clause (a) above is deemed to have consented to the personal jurisdiction of such courts in the State of Delaware in connection with such action and to service of process upon such stockholder’s counsel as agent for such stockholder.

The foregoing description of the amendment to the Company Bylaws provided herein is qualified in its entirety by reference to the full text of the Amendment to Bylaws, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 9, 2017, by and among Hawaiian Telcom Holdco, Inc., Cincinnati Bell Inc. and Twin Acquisition Corp.
3.1	Amendment to Bylaws
10.1

Amendment No. 1 to Nomination, Standstill and Support Agreement, dated as of July 9, 2017, by and among Hawaiian Telcom Holdco, Inc., Twin Haven Special Opportunities Fund III, L.P., Twin Haven Special Opportunities Partners III, L.L.C., Twin Haven Special Opportunities Fund IV, L.P., Twin Haven Special Opportunities Partners IV, L.L.C. and Twin Haven Capital Partners, L.L.C.

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company intends to file a preliminary proxy statement and file or furnish other relevant materials with the SEC. Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed to the stockholders of the Company. Parent also intends to file with the SEC a registration statement on Form S-4 in connection with the Merger, which will include the definitive proxy statement and a prospectus with respect to Parent’s common shares to be issued in connection with the Merger.  BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER (INCLUDING, BUT NOT LIMITED TO, THE REGISTRATION STATEMENT ON FORM S-4 FILED BY PARENT) OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and stockholders may obtain a free copy of documents filed by the Company and Parent with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://ir.hawaiiantel.com or by directing a request to: Hawaiian Telcom Holdco, Inc., 1177 Bishop Street, Honolulu, HI 96813, Attention: Secretary, (808) 546-4511. Investors and stockholders may obtain a free copy of Parent’s filings with the SEC from Parent’s website at http://investor.cincinnatibell.com or by directing a request to: Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, OH 45202, Attention: Corporate Secretary, (513) 397-9900.

Participants in the Solicitation

The Company, Parent, and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed Merger. Information about the Company’s directors and executive officers is set forth in its annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 14, 2017, and its definitive proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 14, 2017. Information about Parent’s directors and executive officers is set forth in its definitive proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 24, 2017. These documents are available free of charge from the sources indicated above. Certain directors, executive officers, and employees of the Company or Parent may have direct or indirect interests in the proposed Merger due to securities holdings, vesting of equity awards or rights to severance payments. Additional information regarding the direct and indirect interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the registration statement, the proxy statement and other relevant materials with respect to the Merger that the Company and Parent intend to file with the SEC.

No Offer or Solicitation.

The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and otherwise in accordance with applicable law.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed Merger and related transactions and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

When used in this report, the words “expect,” “believe,” “anticipate,” “goal,” “plan,” “intend,” “estimate,” “may,” “will” or similar words are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, uncertainties and other factors that could cause the actual results to differ materially from such forward-looking statements, including, but not limited to (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or conditions to the closing of the Merger may not be satisfied or waived, (2) the failure to obtain the Stockholder Approval or the failure to satisfy the closing conditions, (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger, (4) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally, (5) the transaction may involve unexpected costs, liabilities or delays, (6) the Company’s business may suffer as a result of the uncertainty surrounding the transaction, (7) the outcome of any legal proceeding relating to the transaction, (8) the Company may be adversely affected by other economic, business and/or competitive factors, and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2016 Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and Current Reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 10, 2017

HAWAIIAN TELCOM HOLDCO, INC.

/s/ Scott K. Barber
Scott K. Barber
President and CEO

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 9, 2017, by and among Hawaiian Telcom Holdco, Inc., Cincinnati Bell Inc. and Twin Acquisition Corp.
3.1	Amendment to Bylaws
10.1

Amendment No. 1 to Nomination, Standstill and Support Agreement, dated as of July 9, 2017, by and among Hawaiian Telcom Holdco, Inc., Twin Haven Special Opportunities Fund III, L.P., Twin Haven Special Opportunities Partners III, L.L.C., Twin Haven Special Opportunities Fund IV, L.P., Twin Haven Special Opportunities Partners IV, L.L.C. and Twin Haven Capital Partners, L.L.C.

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.